Exhibit 99.1

FINWISE BANCORP

REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

- Net Income Grew 19.8% Quarter over Quarter to $10.1 Million -

- Diluted Earnings Per Share of $0.90 for Fourth Quarter of 2021 -

MURRAY, Utah Feb. 23, 2022 (GLOBE NEWSWIRE) — FinWise Bancorp (NASDAQ: FINW) (“FinWise” or the “Company”), parent company of FinWise Bank (the “Bank”), today announced results for the quarter and full year ended December 31, 2021. The Company’s shares began trading publicly on November 19, 2021.  The Company’s results are discussed below.

Fourth Quarter 2021 Highlights

•	Loan originations totaled $2.3 billion, up 26.4% from the quarter ended September 30, 2021 and more than doubled from the prior year period

•	Net interest income grew to $15.3 million or 13.4% as compared to the quarter ended September 30, 2021 and rose 87.1% from the prior year period

•	Net Income was $10.1 million, compared to $8.4 million for the quarter ended September 30, 2021 and $4.6 million in the prior year period

•	Diluted earnings per share (“EPS”) were $0.90 in the quarter, flat from the quarter ended September 30, 2021 and up 69.8% from the prior year period

•	Efficiency ratio was 34.3%, compared to 33.7% in the quarter ended September 30, 2021 and 48.8% in the prior year period

•	Maintained industry-leading returns with annualized return on average equity (ROAE) of 43.8%, compared to 52.2% in the quarter ended September 30, 2021 and 42.5% in the prior year period

•	Asset quality remained strong with nonperforming loans to total loans ratio of 0.2%

“We had an outstanding fourth quarter and full year 2021, capped off by the successful completion of our initial public offering,” said Kent Landvatter, Chief Executive Officer and President of FinWise. “We made significant progress in key facets of our business, including continuing to implement our successful strategy that has resulted in a highly profitable FinTech lending model with nationwide reach and profitable growth.  We are proud of our diverse and federally regulated product offerings that provide millions of dollars in loans to small business owners. We also take pride in our strategic relationships that provide loans across the credit spectrum and expand access to credit for more consumers, particularly those with limited access. Our solid results are a testament to the unique business model that our team has built. These efforts put FinWise in a great position to continue to expand our market share and deliver strong performance for both our customers and shareholders over the long-term.”

Results of Operations

The Company’s fourth quarter of 2021 was highlighted by substantial loan originations across its primary lines of business and substantial earnings growth. The Company maintained its solid efficiency and industry-leading returns.

Selected Financial Data

	For the Three Months Ended			For the Years Ended
($s in thousands, except per share amounts, annualized ratios)	12/31/2021	9/30/2021	12/31/2020	12/31/2021	12/31/2020
Net Income	$10,111	$8,442	$4,616	$31,583	$11,198
Diluted EPS	$0.90	$0.90	$0.53	$3.27	$1.28
Return on average assets	11.3%	10.8%	5.8%	9.1%	4.5%
Return on average equity	43.8%	52.2%	42.5%	39.2%	28.4%
Yield on loans	21.6%	23.0%	12.6%	19.0%	14.1%
Cost of deposits	0.8%	1.0%	1.7%	1.1%	1.9%
Net interest margin	16.6%	18.3%	10.4%	15.1%	11.0%
Efficiency ratio	34.3%	33.7%	48.8%	37.0%	51.6%
Tangible book value per share	$9.04	$7.91	$5.30	$9.04	$5.30
Tangible shareholders' equity to tangible assets	30.4%	20.4%	14.4%	30.4%	14.4%
Leverage Ratio (Bank under CBLR)	17.7%	19.5%	16.6%	17.7%	16.6%

Net Income

Net income was $10.1 million for the fourth quarter of 2021, compared to $8.4 million for the third quarter of 2021, and more than double the net income for the fourth quarter of 2020. Growth over both prior periods was primarily driven by solid growth in net interest income due to a substantial increase in loan originations, as well as solid non-interest income reflecting substantial strategic program fees, partially offset by an increase in non-interest expense.

Net Interest Income

Net interest income grew 13.4% to $15.3 million for the fourth quarter of 2021, from $13.5 million for the third quarter of 2021, and increased 87.1% from $8.2 million for the fourth quarter of 2020. Net interest income growth over both prior periods was primarily due to higher loan balances resulting from significant loan growth which drove an increase in average interest earning assets.

Loan originations totaled $2.3 billion for the fourth quarter 2021, up 26.4% from $1.8 billion for the third quarter of 2021, and up from $0.9 billion for the fourth quarter of 2020.

Net interest margin for the fourth quarter of 2021 was 16.6% compared to 18.3% for the third quarter of 2021, and increased significantly from 10.4% for the fourth quarter of 2020.  The net interest margin decline from the third quarter of 2021 was driven mainly by substantially higher average held for sale loan balances from strategic programs with lower yielding loans.  Additionally, there was a change in the underlying mix of held for investment loans driven primarily by an increase in SBA 7(a) loans. These factors were partially offset by lower rates on the Company’s deposit portfolio. The net interest margin increase from the fourth quarter of 2020 was driven mainly by a substantial reduction in average PPP loans with a notional interest rate of 1.0% outstanding.

Provision for Loan Losses

The Company’s provision for loan losses was $2.5 million for the fourth quarter of 2021, compared to $3.4 million for the third quarter of 2021. This decrease from the third quarter of 2021 was primarily due to a decline in the rate of growth on held for investment loans. The increase in the Company’s provision for loan losses for the fourth quarter of 2021 compared to the fourth quarter of 2020 was due to the Company concluding that a provision was not needed in the fourth quarter of 2020 when the Company determined that its loan portfolios were not materially impacted by the pandemic, particularly as the Company had already recorded higher than normal provisions to position for the possibility of elevated losses on loans resulting from the pandemic.

Non-interest Income

	For the Three Months Ended
($s in thousands)	12/31/2021	9/30/2021	12/31/2020
Non-interest income:
Strategic program fees	$6,082	$4,982	$2,713
Gain on sale of loans	1,813	2,876	289
SBA loan servicing fees	356	337	283
Change in fair value on investment in BFG	864	266	137
Other miscellaneous income	14	14	10
Total non-interest income	$9,129	$8,475	$3,432

Non-interest income was $9.1 million for the fourth quarter of 2021, an increase of 7.7% from $8.5 million for the third quarter of 2021, and more than doubled from $3.4 million for the fourth quarter of 2020. The increase compared to the third quarter of 2021 was driven primarily by an increase in strategic program fees generated from significant loan origination volume as well as the change in fair value on investment in Business Funding Group, LLC (“BFG”). The increase in the latter was primarily due to BFG’s higher profitability and cash position.  The increase compared to the third quarter of 2021 was partially offset by a decrease in the gain on sale of loans due primarily to a decrease in the number of SBA 7(a) loans sold.  The increase in non-interest income compared to the fourth quarter of 2020 was driven mainly by higher strategic program fees due to significant loan origination volume and an increase in the number of SBA 7(a) loans sold in the fourth quarter of 2021.

Non-interest Expense

	For the Three Months Ended
($s in thousands)	12/31/2021	9/30/2021	12/31/2020
Non-interest expense:
Salaries and employee benefits	$6,052	$5,930	$4,499
Occupancy and equipment expenses	208	205	181
Impairment of SBA servicing asset	800	-	-
Other operating expenses	1,311	1,263	977
Total non-interest expense	$8,371	$7,398	$5,657

Non-interest expense was $8.4 million for the fourth quarter of 2021, compared to $7.4 million for the third quarter of 2021 and $5.7 million for the fourth quarter of 2020. The increase over both prior periods was primarily due to various factors including increases in the number of employees related to an increase in strategic program loan volume, the expansion of the Company’s information technology and security division to support enhancements to the Company’s infrastructure, contractual bonuses paid relating to the expansion of the strategic programs, and an impairment on SBA servicing asset due to the softening of the secondary market for SBA 7(a) loans.

The Company’s efficiency ratio was 34.3% for the fourth quarter of 2021 as compared to 33.7% for the third quarter of 2021 and 48.8% for the fourth quarter of 2020.

Tax Rate

The Company’s effective tax rate was approximately 25.3% for the fourth quarter of 2021, compared to 24.5% for the third quarter of 2021 and 22.2% for the fourth quarter of 2020.

Balance Sheet

The Company’s total assets increased 12.4%, from $338.3 million at September 30, 2021 and increased 19.7%, from $317.5 million at December 31, 2020 to $380.2 million at December 31, 2021. The increase over both prior periods was mainly due to an increase in cash from the Company’s public stock offering and growth in the SBA 7(a) loan portfolio.  The increase in total assets compared to December 31, 2020 was also impacted by an increase in strategic program loans held-for-sale offset by a substantial decrease in PPP loans outstanding.

The following table shows the loan portfolio as of the dates indicated:

	As of
	12/31/2021		9/30/2021		12/31/2020
($s in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
SBA	$142,392	53.6%	$125,192	50.2%	$203,317	77.7%
Commercial, non real estate	3,428	1.3%	3,955	1.6%	4,020	1.5%
Residential real estate	27,108	10.2%	25,105	10.1%	17,740	6.8%
Strategic Program loans	85,850	32.3%	87,876	35.3%	28,265	10.8%
Commercial real estate	2,436	0.9%	2,357	0.9%	2,892	1.1%
Consumer	4,574	1.7%	4,729	1.9%	5,543	2.1%
Total period end loans	$265,788	100.0%	$249,214	100.0%	$261,777	100.0%

Note: SBA loans as of December 31, 2021, September 30, 2021 and December 31, 2020 include $1.1 million, $2.3 million and $107.1 million in PPP loans respectively.

Total period end loans receivable increased 6.7% from $249.2 million at September 30, 2021 and increased 1.5%, from $261.8 million at December 31, 2020 to $265.8 million at December 31, 2021. The growth in loans receivable in the fourth quarter of 2021 compared to the third quarter of 2021 was due primarily to increases in SBA 7(a) loans. Year-over-year, the increase in loans receivable was driven primarily by the growth in SBA 7(a), strategic program, and residential real estate loans offset by a substantial decrease in PPP loans due to PPP loan forgiveness throughout 2021.

The following table shows the deposit composition as of the dates indicated:

	As of
	12/31/2021		9/30/2021		12/31/2020
($s in thousands)	Total	Percent	Total	Percent	Total	Percent
Noninterest-bearing demand deposits	$110,548	43.9%	$109,459	43.4%	$88,067	53.5%
Interest-bearing deposits:
Demand	5,399	2.1%	5,398	2.1%	6,095	3.7%
Savings	6,685	2.7%	8,146	3.2%	7,435	4.5%
Money markets	31,076	12.3%	25,679	10.1%	17,567	10.7%
Time certificates of deposit	98,184	39.0%	104,354	41.2%	45,312	27.6%
Total period end deposits	$251,892	100.0%	$253,036	100.0%	$164,476	100.0%

Total period end deposits decreased (0.5%), from $253.0 million at September 30, 2021, and increased 53.1% from $164.5 million at December 31, 2020 to $251.9 million at December 31, 2021. The decline from the third quarter of 2021 was driven primarily by a decline in certificates of deposit. The increase from the fourth quarter of 2020 was driven by a significant increase in time certificates of deposit, noninterest-bearing demand deposits, and money market accounts.

Total shareholders’ equity increased $46.3 million, or 67.0%, to $115.4 million at December 31, 2021 from $69.1 million at September 30, 2021. Year-over-year shareholder’s equity increased $69.6 million during 2021. The increase in shareholders’ equity over both prior periods was primarily due to substantial net income and the Company’s IPO.

Bank Regulatory Capital Ratios

The following table presents the leverage ratios for the Bank as of the dates indicated:

	As of
	12/31/2021	9/30/2021	Well- Capitalized Requirement
Leverage Ratio (Bank under CBLR)	17.7%	19.5%	8.5%

The Bank’s capital levels remain significantly above well-capitalized guidelines as of the end of the fourth quarter of 2021.

Asset Quality
Nonperforming loans were $0.7 million or 0.2% of total loans receivable at December 31, 2021, compared to $0.8 million or 0.3% of total loans receivable at September 30, 2021 and $0.8 million or 0.3% of total loans receivable at December 31, 2020.  As noted above, the provision for loan losses was $2.5 million for the fourth quarter of 2021, compared to $3.4 million for the third quarter of 2021. The Company also determined that a provision for loan losses was not needed in the fourth quarter of 2020. The Company’s allowance for loan losses to total loans (less PPP loans) was 3.7% at December 31, 2021 compared to 3.9% at September 30, 2021 and 4.0% at December 31, 2020.  During the fourth quarter 2021, the Company’s net charge-offs were $2.3 million, compared to $1.0 million during the third quarter of 2021 and $0.8 million during the fourth quarter of 2020.  The increase in charge-offs during the fourth quarter of 2021 compared to both prior periods was predominately driven by growth in the Company’s held for investment balances related to two of its strategic programs.

The following table presents a summary of changes in the allowance for loan losses and asset quality ratios for the periods indicated:

	For the Three Months Ended
($s in thousands)	12/31/2021	9/30/2021	12/31/2020
Allowance for Loan & Lease Losses:
Beginning Balance	$9,640	$7,239	$7,028
Provision	2,502	3,368	-
Charge offs
SBA	(100)	-	(17)
Commercial, non real estate	-	-	(232)
Residential real estate	-	-	-
Strategic Program loans	(2,379)	(1,106)	(628)
Commercial real estate	-	-	-
Consumer	-	-	(11)
Recoveries
SBA	4	30	-
Commercial, non real estate	11	10	-
Residential real estate	-	-	-
Strategic Program loans	177	99	58
Commercial real estate	-	-	1
Consumer	-	-	-
Ending Balance	$9,855	$9,640	$6,199

Asset Quality Ratios	As of and For the Three Months Ended
($s in thousands, annualized ratios)	12/31/2021	9/30/2021	12/31/2020
Nonperforming loans	$657	$757	$831
Nonperforming loans to total loans	0.2%	0.3%	0.3%
Net charge offs to average loans	3.2%	1.6%	1.2%
Allowance for loan losses to loans held for investment	4.8%	5.2%	2.6%
Allowance for loan losses to total loans	3.7%	3.9%	2.4%
Allowance for loan losses to total loans (less PPP loans)	3.7%	3.9%	4.0%
Net charge-offs	$2,287	$967	$829

Webcast and Conference Call Information

FinWise will host a conference call today at 5:00 PM ET to discuss its financial results for the fourth quarter of 2021. A simultaneous audio webcast of the conference call will be available on the Company’s investor relations section of the website at https://viavid.webcasts.com/viewer/event.jsp?ei=1526843&tp_key=5f9c7ab843

The dial-in number for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available on the Company’s website at https://finwisebank.gcs-web.com for six months following the call.

Website Information
The Company intends to use its website, www.finwisebancorp.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in the Company’s website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, SEC filings, public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Email Alerts” link in the Investor Relations section of its website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document it files with or furnishes to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

About FinWise Bancorp

FinWise Bancorp is a Utah bank holding company headquartered in Murray, Utah. FinWise operates through its wholly-owned subsidiary, FinWise Bank, a Utah state-chartered non-member bank. FinWise currently operates one full-service banking location in Sandy, Utah and a loan production office in Rockville Centre, New York. FinWise is a nationwide lender to and takes deposits from consumers and small businesses. Learn more at www.finwisebancorp.com.

Contacts

investors@finwisebank.com

media@finwisebank.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect the Company’s current views with respect to, among other things, future events and its financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “budget,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates and projections will be achieved. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:

•
conditions relating to the Covid-19 pandemic, including the severity and duration of the associated economic slowdown either nationally or in the Company’s market areas, and the response of governmental authorities to the Covid-19 pandemic and the Company’s participation in Covid-19-related government programs such as the PPP;

•	system failure or cybersecurity breaches of the Company’s network security;

•
the success of the financial technology industry, the development and acceptance of which is subject to a high degree of uncertainty, as well as the continued evolution of the regulation of this industry;

•	the Company’s ability to keep pace with rapid technological changes in the industry or implement new technology effectively;

•	the Company’s reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services;

•
general economic conditions, either nationally or in the Company’s market areas (including interest rate environment, government economic and monetary policies, the strength of global financial markets and inflation and deflation), that impact the financial services industry and/or the Company’s business;

•	increased competition in the financial services industry, particularly from regional and national institutions and other companies that offer banking services;

•	the Company’s ability to measure and manage its credit risk effectively and the potential deterioration of the business and economic conditions in the Company’s primary market areas;

•	the adequacy of the Company’s risk management framework;

•	the adequacy of the Company’s allowance for loan losses;

•	the financial soundness of other financial institutions;

•	new lines of business or new products and services;

•
changes in SBA rules, regulations and loan products, including specifically the Section 7(a) program, changes in SBA standard operating procedures or changes to the status of the Bank as an SBA Preferred Lender;

•	changes in the value of collateral securing the Company’s loans;

•	possible increases in the Company’s levels of nonperforming assets;

•	potential losses from loan defaults and nonperformance on loans;

•	the Company’s ability to protect its intellectual property and the risks it faces with respect to claims and litigation initiated against the Company;

•	the inability of small- and medium-sized businesses to whom the Company lends to weather adverse business conditions and repay loans;

•	the Company’s ability to implement aspects of its growth strategy and to sustain its historic rate of growth;

•	the Company’s ability to continue to originate, sell and retain loans, including through its Strategic Programs;

•	the concentration of the Company’s lending and depositor relationships through Strategic Programs in the financial technology industry generally;

•	the Company’s ability to attract additional merchants and retain and grow its existing merchant relationships;

•
interest rate risk associated with the Company’s business, including sensitivity of its interest earning assets and interest-bearing liabilities to interest rates, and the impact to its earnings from changes in interest rates;

•	the effectiveness of the Company’s internal control over financial reporting and its ability to remediate any future material weakness in its internal control over financial reporting;

•	potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in the Company’s computer systems relating to its development and use of new technology platforms;

•	the Company’s dependence on its management team and changes in management composition;

•	the sufficiency of the Company’s capital, including sources of capital and the extent to which it may be required to raise additional capital to meet its goals;

•
compliance with laws and regulations, supervisory actions, the Dodd-Frank Act, the Regulatory Relief Act, capital requirements, the Bank Secrecy Act, anti-money laundering laws, predatory lending laws, and other statutes and regulations;

•	changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters;

•	the Company’s ability to maintain a strong core deposit base or other low-cost funding sources;

•
results of examinations of the Company by the Company’s regulators, including the possibility that its regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets;

•	the Company’s involvement from time to time in legal proceedings, examinations and remedial actions by regulators;

•	further government intervention in the U.S. financial system;

•
the ability of the Company’s Strategic Program service providers to comply with regulatory regimes, including laws and regulations applicable to consumer credit transactions, and the Company’s ability to adequately oversee and monitor its Strategic Program service providers;

•	the Company’s ability to maintain and grow its relationships with its Strategic Program service providers;

•	natural disasters and adverse weather, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities, and other matters beyond the Company’s control;

•	future equity and debt issuances; and

•
other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Registration Statement on Form S-1, as amended (File No. 333-257929) and subsequent reports on Form 10-K, Form 10-Q and Form 8-K.

The foregoing factors should not be construed as exhaustive.  If one or more events related to these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, actual results may differ materially from its forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this release, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence. In addition, the Company cannot assess the impact of each risk and uncertainty on its business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

FINWISE BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
($s in thousands; unaudited)
	As of
($s in thousands)	12/31/2021	9/30/2021	12/31/2020
ASSETS
Cash and cash equivalents
Cash and due from banks	$411	$410	$405
Interest bearing deposits	85,343	67,696	46,978
Total cash and cash equivalents	85,754	68,106	47,383
Investment securities held-to-maturity, at cost	11,423	4,414	1,809
Investment in Federal Home Loan Bank (FHLB) stock, at cost	378	377	205
Loans receivable, net	198,102	178,748	232,074
Strategic Program loans held-for-sale, at lower of cost or fair value	60,748	62,702	20,948
Premises and equipment, net	3,285	2,484	1,264
Accrued interest receivable	1,548	1,297	1,629
Deferred taxes, net	1,823	1,597	452
SBA servicing asset, net	3,938	4,368	2,415
Investment in Business Funding Group (BFG), at fair value	5,900	5,241	3,770
Investment in FinWise Investments, LLC	80	-	-
Other assets	7,235	8,982	5,566
Total assets	$380,214	$338,316	$317,515

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Noninterest bearing	$110,548	$109,459	$88,067
Interest bearing	141,344	143,577	76,409
Total deposits	251,892	253,036	164,476
Accrued interest payable	48	43	195
Income taxes payable, net	233	823	709
PPP Liquidity Facility	1,050	2,259	101,007
Other liabilities	11,549	13,017	5,256
Total liabilities	264,772	269,178	271,643

Shareholders' equity
Common stock	13	9	9
Additional paid-in-capital	54,836	18,647	16,853
Retained earnings	60,593	50,482	29,010
Total shareholders' equity	115,442	69,138	45,872
Total liabilities and shareholders' equity	$380,214	$338,316	$317,515

FINWISE BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
($s in thousands, except per share amounts; unaudited)

	For the Three Months Ended
($s in thousands, except per share amounts)	12/31/2021	9/30/2021	12/31/2020
Interest income
Interest and fees on loans	$15,500	$13,726	$8,548
Interest on securities	28	7	9
Other interest income	25	16	8
Total interest income	15,553	13,749	8,565

Interest expense
Interest on deposits	279	271	331
Interest on PPP Liquidity Facility	2	8	73
Total interest expense	281	279	404
Net interest income	15,272	13,470	8,161

Provision for loan losses	2,503	3,367	-
Net interest income after provision for loan losses	12,769	10,103	8,161

Non-interest income
Strategic Program fees	6,082	4,982	2,713
Gain on sale of loans	1,813	2,876	289
SBA loan servicing fees	356	337	283
Change in fair value on investment in BFG	864	266	137
Other miscellaneous income	14	14	10
Total non-interest income	9,129	8,475	3,432

Non-interest expense
Salaries and employee benefits	6,052	5,930	4,499
Occupancy and equipment expenses	208	205	181
Impairment of SBA servicing asset	800	-	-
Other operating expenses	1,311	1,263	977
Total non-interest expense	8,371	7,398	5,657
Income before income tax expense	13,527	11,180	5,936

Provision for income taxes	3,416	2,738	1,320
Net income	$10,111	$8,442	$4,616

Earnings per share, basic	$0.95	$0.97	$0.53
Earnings per share, diluted	$0.90	$0.90	$0.53

Weighted average shares outstanding, basic	10,169,005	8,255,953	8,035,778
Weighted average shares outstanding, diluted	10,818,984	8,847,606	8,081,470
Shares outstanding at end of period	12,772,010	8,746,110	8,660,334

FINWISE BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
($s in thousands, except per share amounts; unaudited)
	For the Years Ended
($s in thousands, except per share amounts)	12/31/2021	12/31/2020
Interest income
Interest and fees on loans	$49,135	$29,271
Interest on securities	47	34
Other interest income	61	201
Total interest income	49,243	29,506

Interest expense
Interest on deposits	1,138	1,583
Interest on PPP Liquidity Facility	127	173
Total interest expense	1,265	1,756
Net interest income	47,978	27,750

Provision for loan losses	8,039	5,234
Net interest income after provision for loan losses	39,939	22,516

Non-interest income
Strategic Program fees	17,959	9,591
Gain on sale of loans	9,689	2,849
SBA loan servicing fees	1,156	1,028
Change in fair value on investment in BFG	2,991	856
Other miscellaneous income	49	49
Total non-interest income	31,844	14,373

Non-interest expense
Salaries and employee benefits	22,365	16,835
Occupancy and equipment expenses	810	694
Impairment of SBA servicing asset	800	-
Loss on investment in BFG	-	50
Other operating expenses	5,536	4,170
Total non-interest expense	29,511	21,749
Income before income tax expense	42,272	15,140

Provision for income taxes	10,689	3,942
Net income	$31,583	$11,198

Earnings per share, basic	$3.44	$1.29
Earnings per share, diluted	$3.27	$1.28

Weighted average shares outstanding, basic	8,669,724	8,025,390
Weighted average shares outstanding, diluted	9,108,163	8,069,634
Shares outstanding at end of period	12,772,010	8,660,334

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($s in thousands; unaudited)

	For the Three Months Ended			For the Three Months Ended			For the Three Months Ended
	12/31/2021			9/30/2021			12/31/2020
($s in thousands, annualized ratios)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest-bearing deposits with the Federal Reserve, non-U.S. central banks and other banks	$72,746	25	0.1%	$54,261	16	0.1%	$40,155	8	0.1%
Investment securities	8,078	28	1.4%	1,689	7	1.7%	1,887	9	1.9%
Loans held for sale	87,156	7,553	34.7%	65,273	6,293	38.6%	29,329	3,597	49.1%
Loans held for investment	199,609	7,947	15.9%	173,092	7,433	17.2%	241,600	4,951	8.2%
Total interest earning assets	367,589	15,553	16.9%	294,315	13,749	18.7%	312,971	8,565	10.9%
Less: allowance for loan losses	(9,450)			(8,083)			(6,753)
Non-interest earning assets	24,379			18,822			9,222
Total assets	$382,518			$305,054			$315,440

Interest bearing liabilities:
Demand	$7,411	$15	0.8%	$5,007	$11	0.9%	$6,226	$15	1.0%
Savings	7,573	1	0.1%	8,818	3	0.1%	6,775	4	0.2%
Money market accounts	28,859	21	0.3%	22,274	21	0.4%	17,618	21	0.5%
Certificates of deposit	104,135	242	0.9%	76,127	236	1.2%	48,201	292	2.4%
Total deposits	147,977	279	0.8%	112,226	271	1.0%	78,820	331	1.7%

Other borrowings	1,437	2	0.6%	9,365	8	0.3%	82,016	73	0.4%
Total interest bearing liabilities	149,414	281	0.8%	121,591	279	0.9%	160,836	404	1.0%

Non-interest bearing deposits	127,590			107,342			106,735
Non-interest bearing liabilities	16,315			13,076			5,411
Shareholders’ equity	89,199			63,045			42,458
Total liabilities and shareholders’ equity	$382,518			$305,054			$315,440

Net interest income and interest rate spread		$15,272	16.2%		$13,470	17.8%		$8,161	9.9%
Net interest margin			16.6%			18.3%			10.4%
Ratio of average interest-earning assets to average interest-bearing liabilities			246.0%			242.1%			194.6%

Note: Average PPP loans for the three months ended December 31, 2021, September 30, 2021 and December 31, 2020 were $1.5 million, $8.8 million and $122.7 million, respectively.

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE
($s in thousands; unaudited)

	For the Years Ended			For the Years Ended
	12/31/2021			12/31/2020
($s in thousands, annualized ratios)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest-bearing deposits with the Federal Reserve, non-U.S. central banks and other banks	$55,960	61	0.1%	$43,892	201	0.5%
Investment securities	3,298	47	1.4%	1,622	34	2.1%
Loans held for sale	59,524	22,461	37.7%	20,154	10,560	52.4%
Loans held for investment	198,992	26,674	13.4%	187,314	18,711	10.0%
Total interest earning assets	317,774	49,243	15.5%	252,982	29,506	11.7%
Less: allowance for loan losses	(7,548)			(6,706)
Non-interest earning assets	17,002			8,130
Total assets	$327,228			$254,406

Interest bearing liabilities:
Demand	$6,060	$53	0.9%	$3,237	$62	1.9%
Savings	7,897	10	0.1%	6,234	16	0.3%
Money market accounts	21,964	75	0.3%	16,327	104	0.6%
Certificates of deposit	72,311	1,000	1.4%	57,496	1,401	2.4%
Total deposits	108,232	1,138	1.1%	83,294	1,583	1.9%

Other borrowings	36,363	127	0.3%	49,044	173	0.4%
Total interest bearing liabilities	144,595	1,265	0.9%	132,338	1,756	1.3%

Non-interest bearing deposits	107,481			80,537
Non-interest bearing liabilities	11,392			3,941
Shareholders’ equity	63,760			37,590
Total liabilities and shareholders’ equity	$327,228			$254,406

Net interest income and interest rate spread		$47,978	14.6%		$27,750	10.3%
Net interest margin			15.1%			11.0%
Ratio of average interest-earning assets to average interest-bearing liabilities			219.8%			191.2%

Note: Average PPP loans for the years ended December 31, 2021 and December 31, 2020 were $36.6 million and $79.7 million, respectively.

FINWISE BANCORP
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
($s in thousands, except per share amounts; unaudited)

	As of and for the Three Months Ended
($s in thousands, except per share amounts, annualized ratios)	12/31/2021	9/30/2021	12/31/2020
Selected Loan Metrics
Amount of loans originated	$2,304,234	$1,822,942	$850,927
Selected Income Statement Data
Interest income	$15,553	$13,749	$8,565
Interest expense	281	279	404
Net interest income	15,272	13,470	8,161
Provision for loan losses	2,503	3,367	-
Net interest income after provision for loan losses	12,769	10,103	8,161
Non-interest income	9,129	8,475	3,432
Non-interest expense	8,371	7,398	5,657
Provision for income taxes	3,416	2,738	1,320
Net income	10,111	8,442	4,616
Selected Balance Sheet Data
Total Assets	$380,214	$338,316	$317,515
Cash and cash equivalents	85,754	68,106	47,383
Investment securities held-to-maturity, at cost	11,423	4,414	1,809
Loans receivable, net	198,102	178,748	232,074
Strategic Program loans held-for-sale, at lower of cost or fair value	60,748	62,702	20,948
SBA servicing asset, net	3,938	4,368	2,415
Investment in Business Funding Group, at fair value	5,900	5,241	3,770
Deposits	251,892	253,036	164,476
PPP Liquidity Facility	1,050	2,259	101,007
Total shareholders' equity	115,442	69,138	45,872
Tangible shareholders’ equity (1)	115,442	69,138	45,872
Share and Per Share Data
Earnings per share - basic	$0.95	$0.97	$0.53
Earnings per share - diluted	$0.90	$0.90	$0.53
Book value per share	$9.04	$7.91	$5.30
Tangible book value per share	$9.04	$7.91	$5.30
Weighted avg outstanding shares - basic	10,169,005	8,255,953	8,035,778
Weighted avg outstanding shares - diluted	10,818,984	8,847,606	8,081,470
Shares outstanding at end of period	12,772,010	8,746,110	8,660,334
Asset Quality Ratios
Nonperforming loans to total loans	0.2%	0.3%	0.3%
Net charge offs to average loans	3.2%	1.6%	1.2%
Allowance for loan losses to loans held for investment	4.8%	5.2%	2.6%
Allowance for loan losses to total loans	3.7%	3.9%	2.4%
Allowance for loan losses to total loans (less PPP loans)	3.7%	3.9%	4.0%
Capital Ratios
Total shareholders' equity to total assets	30.4%	20.4%	14.4%
Tangible shareholders' equity to tangible assets	30.4%	20.4%	14.4%
Leverage Ratio (Bank under CBLR)	17.7%	19.5%	16.6%

(1) Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. We had no goodwill or other intangible assets as of any of the dates indicated. We have not considered loan servicing rights as an intangible asset for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

Reconciliation of GAAP to Non-GAAP Financial Measures

Efficiency ratio

	For Three Months Ended
($s in thousands, annualized ratios)	12/31/2021	9/30/2021	12/31/2020
Non-interest expense	$8,371	$7,398	$5,657
Net interest income	15,272	13,470	8,161
Total non-interest income	9,129	8,475	3,432
Adjusted operating revenue	$24,401	$21,945	$11,593
Efficiency ratio	34.3%	33.7%	48.8%

Allowance for loan losses to total loans (less PPP Loans)

	As of
	12/31/2021	9/30/2021	12/31/2020
($s in thousands)
Allowance for loan losses	$9,855	$9,640	$6,199
Total Loans	265,788	249,214	261,777
PPP Loans	1,091	2,303	107,145
Total Loans less PPP Loans	$264,697	$246,911	$154,632
Allowance for loan losses to total loans (less PPP Loans)	3.7%	3.9%	4.0%

Total nonperforming assets and troubled debt restructurings to total assets (less PPP loans)

	As of
	12/31/2021	9/30/2021	12/31/2020
($s in thousands)
Total Assets	$380,214	$338,316	$317,515
PPP Loans	$1,091	$2,303	$107,145
Total Assets less PPP Loans	$379,123	$336,013	$210,370
Total nonperforming assets and troubled debt restructurings	$763	$864	$1,701
Total nonperforming assets and troubled debt restructurings to total assets (less PPP loans)	0.2%	0.3%	0.8%